Articles of Amendment to Articles of Incorporation
                              Of Ethika Corporation

Pursuant to the provisions of Section 61 of the Mississippi Business Corporation Act, Ethika Corporation, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Ethika Corporation.

SECOND: The following amendments to the Articles of Incorporation were adopted and approved by the shareholders of the corporation on June 24, 1999:

Article First of the Articles of Incorporation is amended to read as follows:

     FIRST: The name of the Corporation shall be Tradequest International, Inc.

Article Fourth of the Articles of Incorporation is amended to read as follows:

     FOURTH: The aggregate number of shares which the corporation shall have authority to issue is fifty million (50,000,000) shares of no par value per share.

     THIRD: The number of shares present at the meeting was 13,030,328 of 23,330,346 shares entitled to vote. The number of shares necessary to approve the amendment was a majority of the voting shares present at the meeting. The holders of a total of 13,030,328 shares voted in favor of the Amendments.

/s/ Dennis Brovarone                        /s/ Dennis Nielsen
---------------------------                 -------------------------
Dennis Brovarone, President                 Dennis Nielsen, Secretary

This instrument was acknowledged before me on April 2, 2001 by Dennis Brovarone, known or proved to be the person executing the above instrument.

/s/ Notary Public
-----------------
Notary Public

This instrument was acknowledged before me on January 4, 2001, by Dennis Nielsen, known or proved to be the person executing the above instrument.


/s/ Notary Public
-----------------
Notary Public


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